Exhibit 15.1
[Maples and Calder letterhead]

Our ref	VZL\303788\4413604v1
Direct tel	+852 2971 3095
E-mail	valerie.law@maplesandcalder.com
51job, Inc.
Building 3, No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China
11 April 2011
Dear Sir
Re: 51job, Inc.
We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2010.
We hereby consent to the reference of our name under the heading “Additional Information — Taxation” in the Form 20-F.
Yours faithfully
/s/ Maples and Calder
Maples and Calder